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                                                                    EXHIBIT 99.1

Kinder Morgan Energy Partners Increases Stake in SACROC and Purchases Related CO2 Pipeline

HOUSTON, June 20 /PRNewswire-FirstCall/ -- Kinder Morgan Energy Partners (NYSE:
KMP) today announced it has signed an agreement with subsidiaries of Marathon Oil Corporation (NYSE: MRO) to dissolve MKM Partners L.P. (and a related company, MKM Holdings LLC), which have oil and gas production operations in the Permian Basin of West Texas. Marathon holds an 85 percent equity interest and KMP owns a 15 percent equity interest in the MKM partnership.

As a result of the dissolution of the partnership, which is expected to occur in the second quarter, MKM Partners, KMP and Marathon have signed the following agreements related to other assets in the Permian Basin.

     --   An agreement for KMP to purchase:

          -- A 12.75 percent interest in the SACROC Unit from MKM Partners. This transaction increases KMP's stake in SACROC to approximately 97 percent and is expected to close in the second quarter. SACROC is one of the largest and oldest oil fields in the U.S. using CO2 flooding technology.

          -- The Marathon Carbon Dioxide Transportation Company, which owns 65 percent of the Pecos Carbon Dioxide Pipeline Company. This transaction is expected to be completed in the fourth quarter and will increase KMP's stake in the Pecos Carbon Dioxide Pipeline to nearly 70 percent.

     -- An agreement under which KMP and Marathon will consider the sale of Marathon's approximate 42.5 percent interest in the Yates Field Unit to KMP, which would likely occur prior to the end of the year. KMP currently owns a 7.5 percent interest in Yates.

"We are delighted to increase our ownership stake in SACROC and to purchase significant additional interests in the Pecos CO2 Pipeline, and we expect each of these acquisitions will be immediately accretive to KMP unit holders upon closing," said Chairman and CEO Richard D. Kinder. "These agreements are consistent with our strategy to increase KMP's ownership of the profitable SACROC Unit, which is currently producing about 20,000 barrels of oil per day by utilizing CO2 flooding technology. Our increased ownership in Pecos CO2 Pipeline Company is a logical extension of our CO2 transportation business. Additionally, we are excited about the Yates opportunity, which has long-lived reserves and is an ideal asset for CO2 flooding."

MKM Partners was formed in January 2001 to hold significant interests in the Yates and SACROC fields. The Pecos CO2 Pipeline is an eight-inch, 25-mile pipeline that runs from McCamey to Iraan, Texas.

Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and approximately 80 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 55 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the U.S.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $20 billion.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

SOURCE Kinder Morgan Energy Partners, L.P.